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                                                   PRESS RELEASE
                                                   MEDIA CONTACT: Lynn Teresky
                                                                  (212) 306-1654


                 THE AMERICAN STOCK EXCHANGE LISTS COMMON STOCK
                          OF SENESCO TECHNOLOGIES, INC.


NEW YORK, May 17, 2002 -- The American Stock Exchange(R) (Amex(R)) announced today that Senesco Technologies, Inc. will list its common stock on the Exchange under the ticker symbol SNT.

Senesco Technologies, Inc. develops technology that regulates the onset of cell death in plants. The Company's technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. The Company has also begun to explore ways to trigger or delay cell death in mammals to determine if the technology is applicable in human medicine.

Salvatore F. Sodano, Amex chairman and chief executive officer, said, "In listing at the American Stock Exchange, we will be able to offer Senesco Technologies the service and quality that a growing company needs to succeed."

The specialist in Senesco Technologies, Inc. will be Spear, Leeds & Kellogg. For further information, please contact 1-800-THE-AMEX.

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The  American  Stock  Exchange(R)   (Amex(R)),  a  subsidiary  of  the  National
Association of Securities Dealers, Inc. (NASD(R)), is the only primary exchange that offers trading across a full range of equities, exchange traded funds
(ETFs), including structured products and HOLDRS(SM) and options. In addition to its role as a national equities market, the Amex is the leader in ETF listings, listing 117 ETFs to date, and is the second-largest options exchange in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, visit www.amex.com.